Exhibit 99.1

FOR IMMEDIATE RELEASE

Tucows Announces Enhancements to Its Domain Parking Programs

Over $1 million in ‘free money’ to be shared with resellers in 2008

TORONTO, Nov. 19, 2007 - Tucows Inc. (AMEX:TCX, TSX:TC), a leading provider of Internet services to web hosting companies and ISPs worldwide, today officially launched its domain parking programs that will share over $1 million in revenues with Tucows resellers over the next 12 months. The two programs, Parked Pages Program and Expired Domains Program, offer additional sources of revenue to resellers, including a slice of the growing domain name re-sale market through a share of Tucows Premium Domains service sales revenues.

Tucows domain parking programs generate additional revenues through the automatic serving of targeted pay-per-click (PPC) advertising. In the case of the Parked Pages Program, ads are displayed on unused domain names, while the Expired Domains Program serves advertising on domain names that have expired. Under the terms of these programs, Tucows offers a 50-50 split of all net advertising revenue with the reseller.

Tucows now offers its resellers a share of revenues from the sale of domain names in the domain name re-sale market. When a domain name expires, Tucows may choose to purchase that name and place it in the Expired Names Program. If, at a later date, Tucows sells the domain through its Premium Domains service, the company shares 10% of net revenue with the original reseller.

“We’ll be putting over $1 million into the pockets of our resellers over the next 12 months,” said Adam Eisner, Product Manager, Domains, Tucows Inc. “These domain parking programs offer tangible proof of the value Tucows places on the relationships that we’ve built with our resellers, and they provide us with a way to reward our customers for their continued loyalty to Tucows.”

The re-launch of the Parked Pages and Expired Domains programs further adds to the total domains package the company provides. In addition to Parked Pages and Expired Domains, Tucows includes free WHOIS privacy and managed DNS with every domain name sold. Tucows provides domain name resellers with enhanced domain name search and selling tools including — name suggestion and the ability to sell quality names from the domain name portfolios of AfternicDLS and Domain Distribution Network and the Tucows domain portfolio, through the Premium Domains service.

About Tucows

Tucows is the largest Internet services provider for hosting companies and ISPs. Through our network of over 9,000 service providers around the world we provide billing solutions, millions of email boxes and manage over eight million domains. Tucows is an accredited registrar with ICANN (the Internet Corporation for Assigned Names and Numbers). Tucows remains one of the most popular software download sites on the Internet. For more information please visit: about.tucows.com.

This release may contain forward-looking statements, relating to the Company’s operations or to the environment in which it operates, which are based on Tucows Inc.’s operations, estimates, forecasts and projections. These statements are not guarantees of future performance and are subject to important risks, uncertainties and assumptions concerning future conditions that may ultimately prove to be inaccurate or differ materially from actual future events or results. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, investors should not place undue reliance on these forward-looking statements, which are based on Tucows Inc.’s current expectations, estimates, projections, beliefs and assumptions. These forward-looking statements speak only as of the date of this presentation and are based upon the information available to Tucows Inc. at this time. Tucows Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information contact:

Leona Hobbs

Director of Communications

(416) 538-5450

lhobbs@tucows.com